Sub-Item 77C
Exhibit 1

GENERAL MONEY MARKET FUND, INC. (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the General Money Market Fund, Inc. was held on December 28, 2009. Out of a total of 12,857,620,694.768 shares (“Shares”) entitled to vote at the meeting, a total of 4,485,296,192.638 were represented at the Meeting, in person or by proxy. The meeting was adjourned to January 4, 2010, the proposals not having received the required vote of the holders for approval. The breakdown of the vote is as follows:

	Shares
	For	Against	Abstain
1. To approve amending the	3,940,023,611.450	313,390,234.790	231,882,346.398
Fund’s policy regarding
borrowing
		Shares
	For	Against	Abstain
2. To approve amending the	3,938,180,755.750	314,671,118.070	232,444,318.818
Fund’s policy regarding
lending
		Shares
	For	Against	Abstain
3. To permit investment in	3,985,493,194.950	269,252,837.240	230,550,160.448
additional money market
instruments
		Shares
	For	Against	Abstain
4. To permit investment in	3,894,326,145.700	350,668,318.820 240,301,728.118
other investment companies